Exhibit 10.13

September 23, 2005

Jasbinder Bhoot

______________

______________

Dear Jasbinder,

eASIC Corporation (“eASIC” or the “Company”) is pleased to formally offer you a full time position as Senior Director of IP Applications Marketing. You will be responsible for duties commensurate with this position and will report to Ronnie Vasishta, Chief Executive Officer.

Compensation:

Your monthly salary will be $12,916.67 less payroll deductions and all required withholding. You will be eligible for a $20,000.00 annual performance bonus for the first three years of your employment. After that the performance bonus will be per the company plan. The metrics for the performance bonus for the first year will be agreed to within 90 days after you joining the company and then annually thereafter. You will be entitled to all Company benefits consistent with the Company’s benefit plans.

Start Date:

Your starting date is: October 10th, 2005        .

Reassignment

The Company reserves the right in its discretion to assign you to perform duties at any other location or that may differ in any manner whatsoever from any duties described in this agreement.

Common Stock Shares

In connection with your employment with the Company, the Company will recommend that the Board of Directors grant you an option to purchase One Hundred and Fifty Five (155,000) shares of the Company’s Common Stock (“Shares”). The option shall have an exercise purchase price equal to the fair market value on the date of the grant as determined by the Company’s Board of Directors. Twenty percent of the Shares shall vest upon your completion of one year of continuous service from your start date, and another twenty percent of the Shares shall vest upon the completion of the second year of your continuous service. The remaining sixty percent of the shares shall vest each month of continuous service thereafter. The Shares will continue to vest only so long as you continue to be employed by the Company. The option will be an incentive stock option to the maximum extent allowed by applicable law and will be subject to the terms of the Stock Option Agreement between you and the Company.

Confidentiality Agreement

During the full time period of your employment, you will not engage in any employment or business activity other than for the Company without the express written consent of the Company.

As an eASIC employee, you will be expected to abide by Company rules and regulations and sign and comply with the Company’s standard agreement relating to proprietary rights (the “Inventions Agreement”). This letter, the “Inventions Agreement”, the Company policy for all employees, and your Stock Option Agreement between you and eASIC, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This letter may not be modified or amended, except by a written agreement, signed by the Company and you.

At Will Employment

You should be aware that your employment with eASIC is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason, simply by notifying the Company. Similarly, eASIC is free to conclude its employment relationship with you at any time for any reason, with or without cause. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

The aforementioned are the terms and conditions of your employment and any other representation which may have been made to you are superseded by this offer. If the above terms and conditions are in accordance with your understanding, please sign this letter where indicated below and return it to me. This offer, if not accepted, will expire on                     . Your employment is contingent upon your providing the Company with the legally required proof of identity and legal right to work in the United States. It is mandatory that you bring with you your documents on your first day of work at eASIC.

Jasbinder, all of us at eASIC look forward to having you join us. I am confident that your contribution will be an asset in our success.

Sincerely,

By:	/s/ Ronnie Vasishta
Ronnie Vasishta

This offer of employment is expressly conditioned upon, and shall not be effective in the absence of your agreement and acceptance.

I agree to and accept this offer of employment with eASIC Corporation.

/s/ Jasbinder Bhoot
Jasbinder Bhoot

Sept, 26.th 2005
Date